Exhibit 10.5

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is made effective as of July 1, 2022 (the “Effective Date”) by and between William Penn Bancorporation (the “Company”), William Penn Bank (the “Bank”) and Alan B. Turner (the “Executive”). The Company and the Bank are collectively referred to herein as the “Employer.”

Background

A.To encourage the Executive’s dedication to the Executive’s assigned duties in the face of potential distractions arising from the prospect of a Change in Control (as defined herein), the Employer wishes to provide benefits to the Executive in the event the Executive’s employment is terminated involuntarily without Cause (as defined herein) or voluntarily for Good Reason (as defined herein) concurrent with or within twenty-four (24) months after a Change in Control.
B.The Executive is employed in a position of trust and confidence, and the Executive has become acquainted with the business of the Employer, its officers and employees, its strategic and operating plans, its business practices, processes, and relationships, the needs and expectations of its Customers and Prospective Customers, and its trade secrets and other property, including Confidential Information (as such capitalized terms are defined herein).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1.Term.  The initial term of this Agreement shall begin on the Effective Date and continue for twenty-four (24) months.  Beginning on the first anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter (each, an “Anniversary Date”), the term of this Agreement shall be extended by twelve (12) months unless, at least sixty (60) days prior to the Anniversary Date, either the Executive or the Bank provides written notice of non-renewal to the other party, in which case this Agreement shall terminate twelve (12) months following such Anniversary Date. Notwithstanding the preceding provisions of this Section 1, if the Company has entered into an agreement to effect a transaction which would be considered a Change in Control as defined herein (a “Transaction Agreement”), then this Agreement shall be remain in effect while the Transaction Agreement is in effect and (i) if such Change in Control is consummated, the term of the Agreement shall be extended to the date that is twenty-four (24) months following the date of consummation of the Change in Control, at which point the Agreement shall terminate, or (ii) if such Transaction Agreement is terminated, then the term of this Agreement shall be extended to the first Anniversary Date that is more than twelve (12) months following the date on which the Transaction Agreement is terminated and the renewal provisions of this Section 1 shall apply as if the Company had not entered into the Transaction Agreement. The initial term of this Agreement and all renewals thereafter shall be referred to as the “Term.” This Agreement shall apply only to the first Change of Control that occurs during the Term; any subsequent Change in Control shall not be recognized under this Agreement.
2.Certain Definitions. For purposes of this Agreement:
(a)“Accrued Rights” means:

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(i)any earned but unpaid base salary through the Termination Date, payable in accordance with the Employer’s standard payroll practices for the payment of base salary to executives; and
(ii)any benefits payable to the Executive under any of the Bank’s incentive compensation or employee benefit plans or programs, payable in accordance with the provisions of those plans or programs.
(b)“Cause” means the occurrence of any of the following:
(i)the Executive’s personal dishonesty, act or failure to act constituting willful misconduct or gross negligence, that is materially injurious to the Company or the Bank or their reputation, breach of fiduciary duty involving personal profit, or willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order;
(ii)the Executive’s material failure to perform the duties of the Executive’s employment with the Company or the Bank (except in the case of a termination of the Executive’s employment for Good Reason or on account of the Executive’s physical or mental inability to perform such duties) and the failure to correct such failure within thirty (30) days after receiving written notice from the Bank specifying such failure in detail;
(iii)the Executive’s willful failure to comply with any valid and legal written directive of the CEO and the failure to correct such failure within thirty (30) days after receiving written notice from the Bank specifying such failure in detail;
(iv)the Executive’s willful and material violation of the Company’s or the Bank’s code of ethics or conduct policies which results in material harm to the Company or the Bank;
(v)the Executive’s failure to follow the policies and standards of the Company, the Bank or any affiliate of the Company or the Bank as the same shall exist from time to time, provided that the Executive shall have received written notice from the Company or the Bank or the relevant affiliate of such failure and such failure shall have continued or recurred for ten (10) days following the date of such notice;
(vi)the written requirement or direction of a federal or state regulatory agency having jurisdiction over the Company or the Bank or any other affiliate of the Company that the Executive’s employment with the Company or the Bank be terminated;
(vii)the Executive’s conviction of or plea of nolo contendere to (i) a felony or (ii) a lesser criminal offense involving dishonesty, breach of trust, or moral turpitude; or (viii) the Executive’s intentional breach of a term, condition, or covenant of this Agreement that results in material harm to the Company or the Bank and the failure to correct such violation within thirty (30) days after receipt of written notice from the Bank specifying such breach in detail.

For purposes of this definition, no act or failure to act shall be considered “willful” if the Executive acted or failed to act either (i) in good faith or (ii) with a reasonable belief that the Executive’s act or failure to act was not opposed to the Company’s and Bank’s best interests.

(c)“Change in Control” means the occurrence of one of the following events:

(i)if any person or group, as those terms as used in the Securities Exchange Act of 1934, as amended (“Person” and “Exchange Act”, respectively), other than any employee benefit plan of the Employer or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Employer (“Exempt Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing greater than 50% of the combined voting power of the Company’s then- outstanding securities, whether or not the Board of Directors of the Company (“Board”) shall have first given its approval to such acquisition; or
(ii)if any Person, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 25% but not more than 50% (the “CIC Percentage”) of the combined voting power of the Company’s then-outstanding securities; provided, however, that if such Person first obtains the approval of the Board to acquire the CIC Percentage, then no Change in Control shall be deemed to have occurred unless and until such Person obtains a CIC Percentage ownership of the combined voting power of the Company’s then-outstanding securities without having first obtained the approval of the Board; or
(iii)during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any new directors whose election, nomination for election by the Company’s shareholders or appointment was approved by a vote of at least one- half of the directors then still in office who either were directors at the beginning of the period or whose election, nomination or appointment was previously so approved shall be considered Incumbent Directors; and further provided, however, that no individual shall be considered an Incumbent Director if such individual’s election, nomination or appointment to the Board was in connection with an actual or threatened “election contest” (as described in Rule 14a-12(c) under the Exchange Act) with respect to the election or removal of directors (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any such Election Contest or Proxy Contest; or
(iv)the consummation of a merger or consolidation of the Company with any other corporation; provided, however, a Change in Control shall not be deemed to have occurred: (i) if such merger or consolidation would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) either directly or indirectly more than 50% of the combined voting power of the securities of the Company or such surviving entity outstanding immediately after such merger or consolidation in substantially the same proportion as their ownership immediately prior to the merger or consolidation, or (ii) if the corporate existence of the Company is not affected and following the merger or consolidation, the directors of the Company prior to such merger or consolidation constitute at least a majority of the Board of the Company or the entity that directly or indirectly controls the Company after such merger or consolidation; or
(v)the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person; provided, however, that in no event shall a reorganization of the Company or the Bank solely within its corporate structure constitute a Change in Control.

(d)“Change in Control Date” means the effective date of a Change in Control.
(e)The Executive will incur a “Disability” on the date on which the insurer or administrator of the Bank’s program of long-term disability insurance determines that the Executive is eligible to commence benefits under such insurance.
(f)“Good Reason” means the occurrence of any of the following without the express written consent of the Executive:
(i)a material reduction in the Executive’s base salary;
(ii)a material change in the primary location at which the Executive is required to perform the duties of the Executive’s employment with the Employer (for this purpose, a change in such location that results in an increase in the Executive’s one-way commute by twenty-five (25) or more miles (or such longer distance as is necessary to be considered a material change for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance thereunder) shall be deemed to be a material change);
(iii)a material diminution in the Executive’s authorities, duties or responsibilities; or
(iv)a material breach by the Company or the Bank of this Agreement, unless arising from the Executive’s inability to materially perform the Executive’s duties contemplated hereunder.

If an event of Good Reason occurs, the Executive may, at any time within the ninety (90) day period following the initial occurrence of such event, provide the Board of Directors of the Bank with a written notice of termination specifying the event of Good Reason and notifying the Bank of the Executive’s intention to terminate the Executive’s employment with the Employer upon the Employer failure to correct the event of Good Reason within thirty (30) days following receipt of the Executive’s notice of termination.  If the Employer fails to correct the event of Good Reason and provide the Executive with notice of such correction within such thirty (30) day period, the Executive’s employment with the Company and the Bank and this Agreement shall terminate as of the end of such period.

(g)“Termination Date” means the effective date of the Executive’s termination of employment with the Employer.
3.Change of Control Severance Benefit. If during the Term and concurrent with or within twenty-four (24) months after the Change of Control Date, either (A) the Employer terminates the Executive’s employment without Cause (which shall not include a termination that occurs by reason of the Executive’s death or following the Executive’s Disability), or (B) the Executive terminates the Executive’s employment with the Employer for Good Reason, then subject to Section 4:
(a)The Executive shall be entitled to the Accrued Rights.
(b)Within thirty (30) days following the Termination Date, the Bank shall pay to the Executive a single lump sum cash payment in an amount equal to two (2) times the sum of (i) the Executive’s annual base salary at the greater of the Executive’s base salary in effect on the Change in Control Date or the Termination Date, and (ii) the highest annual cash bonus paid to the Executive during the two-year period prior to the year in which the Termination Date occurs.

(c)Within thirty (30) days following the Termination Date, the Bank shall pay to the Executive a single lump sum cash payment equal to twenty-four (24) times the Bank’s monthly COBRA charge in effect on the Termination Date for the type of Bank-provided group health plan coverage in effect for the Executive (e.g., family coverage) on the Termination Date.
(d)The Bank shall pay to the Executive any unpaid award under the William Penn Bank Annual Incentive Plan (or any successor annual cash bonus plan) for the completed fiscal year of the Bank preceding the fiscal year of the Bank in which the Termination Date occurs, calculated by taking into account the degree of achievement of the applicable performance goals for such preceding fiscal year, in a lump sum on the date on which such annual cash bonus would have been paid to the Executive but for Executive’s termination of employment.
(e)If, under the Bank’s annual cash bonus program, the Executive would forfeit Executive’s right to earn an annual cash bonus for the fiscal year of the Bank in which the Termination Date occurs, the Bank will pay the Executive a single lump sum cash payment equal to the product of (i) the annual cash bonus, if any, that the Executive would have earned for such fiscal year after taking into account the degree of achievement of the applicable performance goals for such fiscal year, and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Bank during such fiscal year (rounded up to the next highest number of days in the case of a partial day of employment) and the denominator of which is the number of days in such fiscal year (the “Pro-Rata Bonus”). The Bank will pay the Pro-Rata Bonus to the Executive on the date on which the annual cash bonus would have been paid to the Executive but for the Executive’s termination of employment.
(f)The treatment of any outstanding awards under an equity compensation plan maintained by the Company shall be determined in accordance with the terms of the applicable equity compensation plan and the applicable award agreements evidencing such awards.

The Executive’s employment with the Employer shall not be deemed to have been terminated for Cause unless and until the Bank delivers to the Executive a written notice that indicates the specific provision in the definition of “Cause” relied upon for such termination and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

If an event of Good Reason occurs, the Executive may initiate the termination of the Executive’s employment with the Employer on account of such Good Reason event only by, at any time within the ninety (90) day period following the initial occurrence of such event, providing to the Board of Directors of the Bank a written notice of termination specifying the event of Good Reason and notifying the Bank of the Executive’s intention to terminate the Executive’s employment with the Employer upon the Employer’s failure to correct the event of Good Reason within thirty (30) days following receipt of the Executive’s notice of termination. If the Employer fails to correct the event of Good Reason and provide the Executive with notice of such correction within such thirty (30) day period, the Executive’s employment shall terminate as of the end of such period.

4.Limitations on Benefits under Certain Circumstances.  Notwithstanding any contrary provisions in any plan, program or policy of the Employer, if all or any portion of the compensation or benefits payable under this Agreement, either alone or together with other payments and benefits that the Executive receives or is entitled to receive from the Employer, would constitute a “parachute payment” within the meaning of Code Section 280G, the Bank shall reduce the Executive’s payments and benefits payable under this Agreement to the extent necessary so that no portion thereof, after the application of all reasonable exceptions permitted under the Code, shall be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), but only if, by reason of such reduction, the net after-tax benefit to the Executive shall exceed the net after-tax benefit if such reduction were not made. “Net after-tax benefit” for these purposes shall mean the sum of (i) the total amount payable to the Executive under this Agreement, plus (ii) all other payments and benefits which the Executive receives or is then entitled to receive from the Employer that, alone or in combination with the payments and benefits payable under this Agreement, would constitute a “parachute payment” within the meaning of Code Section 280G, less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based upon the rate in effect for such year as set forth in the Code at the time of the payment under this Agreement), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Code Section 280G. All determinations required to be made under this Section 4 shall be made by an independent accounting firm, law firm or compensation consultant selected by the Bank (“Advisor”). The parties will provide the Advisor access to and copies of any books, records, and documents in their possession as reasonably requested by the Advisor, and otherwise cooperate with the Advisor in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4. The Advisor shall be required, in part, to evaluate the extent to which payments are exempt from Code Section 280G as reasonable compensation for services rendered before or after the Change in Control. In making the calculations required by this Section 4, the Advisor may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Bank will direct the Advisor to submit any determination it makes under this Section 4 and detailed supporting calculations to both the Executive and the Bank as soon as reasonably practicable prior to or following the Change of Control Date. All fees and expenses incurred in connection with the calculation required under this Section 4 shall be borne solely by the Bank. If the Advisor determines that reductions are required under this Section 4, the Payments shall be reduced in the order that would provide the Executive with the largest amount of after- tax proceeds (with such order, to the extent permitted by Code Sections 280G and 409A designated by the Executive, or otherwise determined by the Advisor) to the extent necessary so that no portion thereof shall be subject to the Excise Tax. As a result of the uncertainty in the application of Code Section 280G at the time that the Advisor makes its determinations under this Section 4, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Participant (collectively, the “Underpayments”).  If the Advisor determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Bank or the Executive, which assertion the Advisor believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay the Overpayment to the Bank, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Executive to the Bank unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Advisor determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Advisor will notify the Executive and the Bank of that determination, and the Bank will promptly pay the amount of that Underpayment to the Executive without interest.
5.Withholding and Taxes. The Executive shall be entitled to withhold from any payment made under this Agreement (i) any taxes that the Employer reasonably determines are required to be withheld under federal, state, or local tax laws or regulations, and (ii) any other amounts that the Employer is authorized to withhold. Except for employment taxes that are the obligation of the Employer, the Executive shall pay all federal, state, local, and other taxes (including, without limitation, interest, fines, and penalties)

imposed on him under applicable law by virtue of or relating to the payments and/or benefits contemplated by this Agreement.
6.Use and Disclosure of Confidential Information.
(a)The Executive acknowledges and agrees that (i) by virtue of the Executive’s employment with the Employer, the Executive will be given access to, and will help analyze, formulate or otherwise use, Confidential Information, (ii) the Employer has devoted (and will devote) substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (iii) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the business of the Employer, such disclosure would result in hardship, loss, irreparable injury, and damage to the Employer, the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Executive agrees that (i) the preservation and protection of Confidential Information is an essential part of the Executive’s duties of employment and that, as a result of the Executive’s employment with the Employer, the Executive has a duty of fidelity, loyalty, and trust to the Employer and the Bank in safeguarding Confidential Information. The Executive further agrees that the Executive will use the Executive’s best efforts, exercise utmost diligence, and take all reasonable steps to protect and safeguard Confidential Information, whether such information derives from the Executive, other employees of the Company or the Bank, Customers, Prospective Customers, or vendors or suppliers of the Company or the Bank, and that the Executive will not, directly or indirectly, use, disclose, distribute, or disseminate to any other person or entity or otherwise employ Confidential Information, either for the Executive’s own benefit or for the benefit of another, except as required in the ordinary course of the Executive’s employment by the Employer. The Executive shall follow all Company and Bank policies and procedures to protect all Confidential Information and shall take all reasonable precautions necessary under the circumstances to preserve and protect against the prohibited use or disclosure of any Confidential Information.
(b)For purposes of this Agreement, “Confidential Information” means the following:
(i)materials, records, documents, data, statistics, studies, plans, writings, and information (whether in handwritten, printed, digital, or electronic form) relating to the business of the Employer that are not generally known or available to the Employer’s business, trade, or industry or to individuals who work therein other than through a breach of this Agreement, or
(ii)trade secrets of the Company or the Bank.

Confidential Information also includes, but is not limited to: (1) information about Company or Bank employees; (2) information about the Company’s or the Bank’s compensation policies, structure, and implementation; (3) hardware, software, and computer programs and technology used by the Company or the Bank; (4) Customer and Prospective Customer identities, lists, and databases, including private information related to customer history, loan activity, account balances, and financial information; (5) strategic, operating, and marketing plans; (6) lists and databases and other information related to the Company’s or the Bank’s vendors; (7) policies, procedures, practices, and plans related to pricing of products and services; and (8) information related to the Company’s or the Bank’s acquisition and divestiture strategy. Information or documents that are generally available or accessible to the public shall be deemed Confidential Information, if the information is retrieved, gathered, assembled, or maintained by the Company or the Bank in a manner not available to the public or for a purpose beneficial to the Company or the Bank.

(c)For purposes of this Agreement, “Customer” means a person or entity who is a customer of the Company or the Bank at the time of the Executive’s termination of employment or with whom the Executive had direct contact on behalf of the Company or the Bank at any time during the period of the Executive’s employment with the Company and the Bank.
(d)For purposes of this Agreement, “Prospective Customer” means a person or entity who was the direct target of sales or marketing activity by the Executive or whom the Executive knew was a target of the Company’s or the Bank’s sales or marketing activities during the one year period preceding the termination of the Executive’s employment with the Employer.
(e)The confidentiality obligations contained in this Agreement shall continue as long as Confidential Information remains confidential (except that the obligations shall continue, if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of this Agreement and such use or disclosure is known to the Executive) and shall survive the termination of this Agreement and/or termination of the Executive’s employment with the Employer.
(f)Pursuant to the Defend Trade Secrets Act of 2016, Executive understands that:
(i)Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and
(ii)if Executive files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Executive may disclose the Employer’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive files each document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
7.Nondisparagement.  The Executive agrees not to make any oral or written statement or take any other action that disparages or criticizes the Employer or their management or practices, that damages the good reputation of the Employer, or that impairs the normal operations of the Employer.  The Executive understands that this nondisparagement provision does not apply on occasions when the Executive is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, to conduct otherwise protected by the Sarbanes-Oxley Act, or to conduct or testimony in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims. The Executive also understands that the foregoing nondisparagement provision does not apply on occasions when the Executive provides truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any antidiscrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding. Nothing in this nondisparagement provision is intended in any way to intimidate, coerce, deter, persuade, or compensate the Executive with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under 18 U.S.C. §§ 201, 1503, or 1512 or under any similar or related provision of state or federal law. In addition, nothing in this provision is intended to require the Executive to provide notice to the Company or the Bank or their attorneys before reporting any possible violations of federal law or regulation to any governmental agency or entity (“Whistleblower Disclosures”), and the Executive is not required to notify the Company or the Bank or their attorneys that the Executive has made any such Whistleblower Disclosures. The Company and the Bank agree not to make any oral or written statement or take any other action that disparages or criticizes the Executive or the Executive’s good reputation both during the period of employment of the Executive with the Employer and at any time thereafter.
8.Ownership of Documents and Return of Materials At Termination of Employment.
(a)Any and all documents, records, and copies thereof, including but not limited to hard copies or copies stored digitally or electronically, pertaining to or including Confidential Information (collectively, “William Penn Documents”) that are made or received by the Executive during the Executive’s employment with the Employer shall be deemed to be property of the Employer.  The Executive shall use William Penn Documents and information contained therein only in the course of the Executive’s employment with the Employer and for no other purpose. The Executive shall not use or disclose any William Penn Documents to anyone except as authorized in the course of the Executive’s employment and in furtherance of the business of the Employer.
(b)Upon termination of employment, the Executive shall deliver to the Bank, as soon as practicably possible (with or without request), all William Penn Documents and all other Employer property in the Executive’s possession or under the Executive’s custody or control.
9.Remedies.  The Executive agrees that the Company and the Bank will suffer irreparable damage and injury and will not have an adequate remedy at law if the Executive breaches any provision of the restrictions contained in Sections 6, 7, and 8 (the “Restrictive Covenants”). Accordingly, if the Executive breaches or threatens or attempts to breach the Restrictive Covenants, in addition to all other available remedies, the Company and the Bank shall be entitled to seek injunctive relief, and no or minimal bond or other security shall be required in connection therewith. The Executive acknowledges and agrees that in the event of termination of this Agreement for any reason whatsoever, the Executive can obtain employment not competitive with the business of the Bank or the Company (or, if competitive, outside of the geographic and customer-specific scope described herein) and that the issuance of an injunction to enforce the provisions of the Restrictive Covenants shall not prevent the Executive from earning a livelihood. The Restrictive Covenants are essential terms and conditions to the Employer entering into this Agreement, and they shall be construed as independent of any other provision in this Agreement or of any other agreement between the Executive and the Employer. The existence of any claim or cause of action that the Executive has against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of the Restrictive Covenants.
10.Cooperation.  The parties agree that certain matters in which the Executive will be involved during the Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment with the Employer for any reason, to the extent reasonably requested by the Employer and subject to the Executive’s professional commitments, the Executive shall cooperate with the Employer in connection with matters arising out of the Executive’s service to the Employer. The Bank shall reimburse the Executive for reasonable expenses incurred or compensation not received by the Executive due to such cooperation.
11.Reimbursement of Certain Costs.
(a)If the Company or the Bank brings a cause of action to enforce the Restrictive Covenants or to recover damages caused by the Executive’s breach of the Restrictive Covenants, the substantially prevailing party in such action shall be entitled to reasonable costs and expenses

(including, without limitation, reasonable attorneys’ fees, expert witness fees, and disbursements) in connection with such action.
(b)If a dispute arises regarding the Executive’s rights hereunder, and the Executive obtains a final judgment in the Executive’s favor from a court of competent jurisdiction with respect to such dispute, all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, expert witness fees, and disbursements) incurred by the Executive in connection with such dispute or in otherwise pursuing a claim based on a breach of this Agreement, shall be paid by the Bank.
12.Required Provision.  In the event any of the provisions of this Section 12 are in conflict with the other terms of this Agreement, this Section 12 shall prevail. Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.
13.Section 409A.  To the extent necessary to ensure compliance with Code Section 409A (“Section 409A”), the provisions of this Section 13 shall govern in all cases over any contrary or conflicting provision in this Agreement.
(a)It is intended that this Agreement comply with the requirements of Section 409A and all guidance issued thereunder by the U.S. Internal Revenue Service with respect to any nonqualified deferred compensation subject to Section 409A. This Agreement shall be interpreted and administered to maximize the exemptions from Section 409A and, to the extent this Agreement provides for deferred compensation subject to Section 409A, to comply with Section 409A and to avoid the imposition of tax, interest and/or penalties upon Executive under Section 409A. The Employer does not, however, assume any economic burdens associated with Section 409A. Although the Employer intends to administer this Agreement to prevent taxation under Section 409A, it does not represent or warrant that this Agreement complies with any provision of federal, state, or local law. The Company, the Bank, other affiliates of the Bank, and their respective directors, officers, employees and advisers will not be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of this Agreement. Neither the Company, the Bank nor any other affiliate of the Company has any obligation to indemnify or otherwise protect the Executive from any obligation to pay taxes under Section 409A.
(b)The right to a series of payments under this Agreement will be treated as a right to a series of separate payments.  Each payment under this Agreement that is made within 2½ months following the end of the year that contains the Termination Date is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A. Any payment under this Agreement that is made later than 2½ months following the end of the year that contains the Termination Date is intended to be exempt from Section 409A under the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation. Each payment that is made after the two-times exception ceases to be available shall be subject to delay, as necessary, as specified in subsection (d) below.
(c)To the extent necessary to comply with Section 409A, in no event may the Executive, directly or indirectly, designate the taxable year of payment.
(d)To the extent necessary to comply with Section 409A, references in this Agreement to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) and any governing Internal Revenue Service guidance and Treasury regulations (“Separation from Service”), and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) the Executive incurs a Separation from Service. In addition, if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) at the time of the Executive’s Separation from Service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable on account of, and within the first six months following, the Executive’s Separation from Service, and not by reason of another event under Section 409A(a)(2)(A), will become payable on the first business day after six months following the date of the Executive’s Separation from Service or, if earlier, the date of the Executive’s death.
(e)To the extent that any payment of or reimbursement by the Bank to the Executive of eligible expenses under this Agreement constitutes a “deferral of compensation” within the meaning of Section 409A (a “Reimbursement”) (i) the Executive must request the Reimbursement (with substantiation of the expense incurred) no later than 90 days following the date on which the Executive incurs the corresponding eligible expense; (ii) subject to any shorter time period provided in any Bank expense reimbursement policy or specifically provided otherwise in this Agreement, the Bank shall make the Reimbursement to the Executive on or before the last day of the calendar year following the calendar year in which the Executive incurred the eligible expense; (iii) the Executive’s right to Reimbursement shall not be subject to liquidation or exchange for another benefit; (iv) the amount eligible for Reimbursement in one calendar year shall not affect the amount eligible for Reimbursement in any other calendar year; and (v) except as specifically provided otherwise in this Agreement, the period during which the Executive may incur expenses that are eligible for Reimbursement is limited to five calendar years following the calendar year in which the Termination Date occurs.
14.Miscellaneous Provisions.
(a)Further Assurances.  Each of the parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered at any time and from time to time upon the request of any other party hereto, all such further acts, documents, and instruments as may be reasonably required to effect any of the transactions contemplated by this Agreement.
(b)Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto may assign this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, (i) the Company or the Bank, as applicable, shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company or the Bank, as applicable, to expressly assume, in writing, all of the Company’s or the Bank’s, as applicable, obligations to the Executive hereunder and the Executive hereby consents to the assignment of the Restrictive Covenants under this Agreement to any successor or assign of the Company or the Bank, as applicable, (ii) any reference to the Company or the Bank or the Employer, as applicable, shall be deemed to include a reference to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company or the Bank or the Employer, as applicable; and (iii) upon the Executive’s death, this Agreement shall inure to the benefit of and be enforceable by the Executive’s executors, administrators, representatives, heirs, distributees, devisees, and legatees and all amounts payable to the Executive hereunder shall be paid to such persons or the estate of the Executive.

(c)Waiver; Amendment. No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by a duly authorized officer of the Company and the Bank and the Executive. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or later breach or noncompliance. Except as expressly provided otherwise herein, this Agreement may be amended or supplemented only by a written agreement executed by a duly authorized officer of the Company, a duly authorized officer of the Bank and the Executive.
(d)Headings.  The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or enforcement of this Agreement.
(e)Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.
(f)Notice. Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, at the address specified for such party below (or such other address as specified by such party by like notice):
If to the Executive:	At the address maintained in the personnel records of the Bank.
If to the Company:	10 Canal Street, Suite 104, Bristol, Pennsylvania 19007. Attn: Board of Directors
If to the Bank:	10 Canal Street, Suite 104, Bristol, Pennsylvania 19007. Attn: Board of Directors
(g)Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
(h)Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to the choice of law principles or rules thereof. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in state courts in Bucks County, Pennsylvania and the United States District Court for the District of Pennsylvania. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
(i)Entire Agreement.  This Agreement constitutes the entire and sole agreement between the Company and the Bank and the Executive with respect to the benefits that the Employer or its successor shall provide to the Executive in the event of the Executive’s termination of employment following a Change in Control, and there are no other agreements or understandings either written or oral with respect thereto.  The parties agree that any and all prior severance and/or change of control agreements between the parties have been terminated and are of no further force or effect.
15.Review and Consultation.  THE EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE (I) HAS READ THIS AGREEMENT IN ITS ENTIRETY PRIOR TO EXECUTING IT, (II) UNDERSTANDS THE PROVISIONS AND EFFECTS OF THIS AGREEMENT, (III) HAS CONSULTED WITH SUCH ADVISORS AS THE EXECUTIVE HAS DEEMED APPROPRIATE IN CONNECTION WITH THE EXECUTIVE’S EXECUTION OF THIS AGREEMENT, AND (IV) HAS EXECUTED THIS AGREEMENT VOLUNTARILY. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY COUNSEL FOR THE COMPANY AND THE BANK AND THAT THE EXECUTIVE HAS NOT RECEIVED ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM THE COMPANY OR THE BANK OR THEIR COUNSEL.
16.Survival. Upon any expiration or other termination of this Agreement: (i) each of Sections 6 - 8 (Restrictive Covenants), 10 (Cooperation), 12 (Required Provisions), 13 (Section 409A) and 15 (Review and Consultation) shall survive such expiration or other termination; and (ii) all of the other respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

- signature page follows -

IN WITNESS WHEREOF, each of the Company and the Bank has caused this Agreement to be executed by its duly authorized officer, and the Executive has signed this Agreement, all on the dates specified below and effective as of the Effective Date.

EXECUTIVE

/s/ Alan B. Turner .

Date: 6/15/2022 .

WILLIAM PENN BANCORPORATION

By: /s/ Kenneth J. Stephon .

Name: Kenneth J. Stephon

Title: Chief Executive Officer

Date: 6/15/2022 .

WILLIAM PENN BANK

By: /s/ Kenneth J. Stephon .

Name: Kenneth J. Stephon

Title: Chief Executive Officer

Date:  6/15/2022                                                  .